Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954 _______________

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
, 2026
The Wella Company
100 Park Avenue, 17th Floor
New York, New York 10017
To the Addressee Stated Above:
We have acted as counsel to The Wella Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of          shares of its common stock, par value $0.01 per share (“Common Stock”) (together with any additional shares of such Common Stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).
We have examined the Registration Statement and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

BEIJING	BOSTON	BRUSSELS	DALLAS	HONG KONG	HOUSTON	LONDON	LOS ANGELES	LUXEMBOURG	PALO ALTO	SAN FRANCISCO	SÃO PAULO	TOKYO	WASHINGTON, D.C.

The Wella Company	-2-	, 2026
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Charter is filed with the Secretary of State of the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (1) when the Amended Charter has been duly filed with the Secretary of State of the State of Delaware and (2) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company (the “Board”), or a duly authorized committee of the Board, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP